AMG FUNDS

AMENDED AND RESTATED

PLAN OF DISTRIBUTION ADOPTED PURSUANT TO

RULE 12B-1 FOR INVESTOR CLASS AND CLASS C SHARES

This Amended and Restated Plan of Distribution Adopted Pursuant to Rule 12b-1 for Investor Class and Class C Shares (the “Plan”) was adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 for AMG Funds, a Massachusetts business trust.

WHEREAS, AMG Funds, an unincorporated association of the type commonly known as a business trust organized under The Commonwealth of Massachusetts (the “Trust”), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, the Trust is authorized (i) to issue shares of beneficial interest in separate series, with the shares of each such series representing the interests in a separate portfolio of securities and other assets, and (ii) to divide the shares within each such series into two or more classes of shares; and

WHEREAS, the Trust has established each of the portfolio series identified on Schedule A hereto (together with all other series now existing or subsequently established by the Trust and made subject to this Plan, being referred to herein individually as a “Series” and collectively as the “Series”); and

WHEREAS, the Trust has established for the Series two classes of shares (the “Shares”), as identified on Schedule A hereto, designated as “Investor Class Shares” and “Class C Shares,” respectively (each a “Class,” and collectively the “Classes”); and

WHEREAS, the Trust may be deemed a distributor of Shares within the meaning of Rule 12b-1 under the Act, and desires to adopt this Plan with respect to Shares of the Series; and

WHEREAS, the Trust may enter into one or more agreements with the principal underwriter of the Trust (the “Distributor”) and/or one or more other underwriters, distributors, dealers, brokers, banks, trust companies and other financial intermediaries (each, an “Intermediary”) for the sale of Shares and/or the servicing or maintenance of accounts for the beneficial owners of Shares (each, an “Agreement”); and

WHEREAS, the Board of Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any Agreement (the “Qualified Trustees”), having determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan and such Agreements will benefit the Series, the Classes and the shareholders thereof, have accordingly approved this Plan and the Agreements by votes cast in person at a meeting called for the purpose of voting on this Plan and the Agreements.

NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the Act, on the following terms and conditions:

1. DISTRIBUTION AND SHAREHOLDER SERVICING ACTIVITIES. Subject to the supervision of the Board of Trustees, the Trust may engage, directly or indirectly, in financing any activities primarily intended to result in the sale of Shares and shareholder servicing activities, including, but not limited to, the following: (a) making payments to the Distributor and/or one or more Intermediaries, which payments may be used to compensate such persons for such activities, without regard to the actual expenses incurred thereby; (b) providing reimbursement of direct out-of-pocket expenditures by the Distributor and/or Intermediaries in connection with the offer or sale of Shares, including expenses relating to the formulation and implementation of marketing strategies and promotional activities, such as direct mail promotions and television, radio, newspaper, magazine and other mass media advertising, the preparation, printing and distribution of sales literature and reports to persons that are not shareholders of the Trust, and obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable; and (c) making payments to compensate the Distributor and/or Intermediaries for servicing and/or maintaining accounts for the beneficial owners of Shares.

2. MAXIMUM EXPENDITURES. The expenditures to be made by the Series pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined from time to time by the Trustees, but in no event may such expenditures exceed the following or applicable limits imposed by NASD Rule 2830 or any successor rule: (i) with respect to Investor Class Shares of each Series, an annual rate of 0.25 of 1% of the average daily value of the net assets represented by Investor Class Shares; (ii) with respect to Class C Shares of each Series, an annual rate of 1.00% of the average daily value of the net assets represented by Class C Shares; and (iii) with respect to Shares of any Series subsequently made subject to this Plan, the annual rate as agreed upon and specified in an addendum hereto. The expenditures to be made pursuant to this Plan shall commence with respect to Shares of a Series as of the date on which this Plan becomes effective with respect to such Series.

3. PAYMENTS. Pursuant to this Plan, the Trust shall make periodic payments to the Distributor and/or Intermediaries at the annual rate provided for in the Agreements. The Distributor may in turn remit to and allocate among one or more Intermediaries, as compensation for, and/or as reimbursement for expenses incurred in the provision of, distribution, marketing or shareholder services, such amounts as the Distributor shall determine. Any amounts received by the Distributor and not so allocated may be retained by the Distributor as compensation to the Distributor for providing services under the Agreement and/or as reimbursement for expenses incurred in connection with the distribution or marketing of Shares and/or the servicing or maintenance of shareholder accounts as contemplated by Section 1 hereof.

4. TERM AND TERMINATION.

(a) Initial Term. This Plan shall become effective upon approval of the Plan and the Agreements, or at such later date as provided in the Plan and the Agreements, by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such approval and shall continue in effect with respect to the Shares (subject to Section 4(d) hereof) until one year from the date of such effectiveness, unless the continuation of this Plan shall have been approved with respect to the Shares in accordance with the provisions of Section 4(c) hereof.

(b) Additional Series. This Plan shall become effective with respect to Shares of each additional Series subsequently made subject to this Plan upon commencement of the initial public offering of such Shares or, if such additional Series has previously commenced the public offering of Shares (or as otherwise described in Rule 12b-1(b)(i)), upon approval of the Plan by a majority of the outstanding voting Shares of such Series (provided that the Plan has previously been approved with respect to the Series by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such approval), and shall continue in effect with respect to each such additional Series (subject to Section 4(d) hereof) for one year thereafter, unless the continuation of this Plan shall have been approved with respect to such additional Series in accordance with the provisions of Section 4(c) hereof.

(c) Continuation. This Plan and the Agreements shall continue in effect with respect to each Class and Series subsequent to the initial term specified in Sections 4(a) and (b) for so long as such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Plan, subject to any shareholder approval requirements existing under applicable law.

(d) Termination.

(i) This Plan may be terminated at any time with respect to the Shares of any Class or Series thereof by vote of a majority of the Qualified Trustees, or by vote of a majority of the outstanding voting Shares of that Class or Series. For purposes of this Plan, the term “vote of a majority of the outstanding voting Shares of that Class or Series” shall mean the vote of the lesser of (A) 67 percent or more of the outstanding voting Shares present at such meeting, if the holders of more than 50 percent of the outstanding voting Shares are present and represented by proxy; or (B) 50 percent or more of the Shares, in each case voting by Class only when required by the Trust’s Declaration of Trust or by Rule 18f-3 under the Act. The Plan will remain in effect with respect to a Class or Series even if the Plan has been terminated in accordance with this Section 4(d) with respect to one or more other Class or Series of the Trust.

(ii) Each Agreement may be terminated at any time, without penalty, with respect to Shares of any Class or Series by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting Shares of that Class or Series on sixty days’ written notice to the Distributor or Intermediary, as the case may be. In addition, each Agreement shall provide for automatic termination in the event of its assignment.

5. AMENDMENTS. This Plan may not be amended to increase materially the amount of expenditures provided for in Section 2 hereof with respect to any Class or Series unless such amendment is approved by a vote of a majority of the outstanding voting Shares of such Class or Series. No material amendment to the Plan shall be made unless approved by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such amendment.

6. INDEPENDENT TRUSTEES. While this Plan is in effect with respect to any Series, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

7. QUARTERLY REPORTS. The Treasurer of the Trust and the Treasurer of the Distributor shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts expended for the distribution of the Shares pursuant to this Plan and the purposes for which such expenditures were made.

8. RECORDKEEPING. The Trust shall preserve copies of this Plan, the Agreements and any related agreements and all reports made pursuant to Section 8 hereof, for a period of not less than six years from the date of this Plan and the Agreements (including any related agreements) or such reports, as the case may be, the first two years in an easily accessible place.

Amended and Restated as of: June 2, 2016

SCHEDULE A

Series	Classes
AMG Chicago Equity Partners Small Cap Value Fund	Investor Class
AMG GW&K Municipal Bond Fund	Investor Class
AMG GW&K Municipal Enhanced Yield Fund	Investor Class
AMG GW&K Small Cap Core Fund	Investor Class
AMG GW&K Small Cap Growth Fund	Investor Class
AMG Managers Essex Small/Micro Cap Growth Fund	Investor Class
AMG Multi-Asset Income Fund	Investor Class
AMG Renaissance International Equity Fund	Investor Class
AMG Renaissance Large Cap Growth Fund	Investor Class
AMG SouthernSun Global Opportunities Fund	Investor Class
AMG SouthernSun Small Cap Fund	Investor Class
AMG SouthernSun U.S. Equity Fund	Investor Class; Class C
AMG Systematic Large Cap Value Fund	Investor Class
AMG Systematic Mid Cap Value Fund	Investor Class
AMG Trilogy Emerging Markets Equity Fund	Investor Class
AMG Trilogy Emerging Wealth Equity Fund	Investor Class
AMG Trilogy Global Equity Fund	Investor Class
AMG Trilogy International Small Cap Fund	Investor Class
AMG Yacktman Focused Fund	Investor Class
AMG Yacktman Fund	Investor Class
AMG Yacktman Special Opportunities Fund	Investor Class

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